CERTIFICATE  OF  PATENT
PEOPLE，S REPUBLIC OF CHINA
NO:542329
TITLE： Atracurium freezing-dried composition   ZL200710127756.2
INVENTORS：Huang, Lequn; Wang, Lei; Song,Ge sheng; Du, Yun; Liu Yin; Xu Xiaobing
PRIORITY   DATA：200710127756.2      26  June  2007   CN
APPLICANT:   Huang, Lequn; Wang, Lei
AUTHORIZATION  DATA :   26  August  2009

STATE  INTELLECTUAL  PROPERTY  OFFICE  OF THE  P.R.C Secretary:  Tian  Lipu

2009-8-26